UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2026

Elauwit Connection, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42935	99-3101171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Alta Vista Drive, Suite 130 Columbia, South Carolina	29223
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 558-3099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ELWT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Transition

On March 30, 2026, the Board of Directors (the “Board”) of Elauwit Connection, Inc. (the “Company”) appointed James Philippe Di Bartolo II, age 38, to serve as the Chief Financial Officer of the Company, effective as of April 2, 2026. Prior to joining the Company, Mr. Di Bartolo served as Vice President, Structured Investing Group at Goldman Sachs & Co. from October 2024 to March 2026. From June 2021 to October 2024, Mr. Di Bartolo served as Vice President, Strategic Transactions Group at Barclays PLC. Mr. Di Bartolo also served as an Associate, Investment Banking – Financial Institutions Group at Lazard Frères & Co. from March 2018 to September 2019, and from March 2016 to March 2018, he served as an Investment Associated, Structured Finance at Varadero Capital, L.P. Mr. Di Bartolo served as an Associate, Investment Banking – Natural Resources Group at Goldman Sachs & Co. from July 2015 to March 2016 and an Analyst, Investment Management – FICC Solutions Group from July 2010 to July 2013.

In connection with Mr. Di Bartolo’s appointment, the Company and Mr. Di Bartolo entered into an executive employment agreement, effective as of April 2, 2026, pursuant to which Mr. Di Bartolo will serve as the Company’s Chief Financial Officer. The employment agreement will be in effect until April 2, 2029. Under the employment agreement, Mr. Di Bartolo will (i) receive an annual base salary of $240,000; (ii) be eligible to receive an annual cash bonus based on performance and achievement of Company goals and objectives as defined by the Compensation Committee; (iii) be granted a one-time sign-on award of restricted stock units under the Elauwit Connection, Inc. 2025 Stock Incentive Plan (the “Plan”) with a grant date fair value of $50,000, vesting over a one-year period subject to continued employment with the Company; and (iv) be eligible to participate in the Company’s other incentive, welfare and benefit plans made available to other senior executives. In addition, Mr. Di Bartolo is entitled to certain payments upon death, disability, a termination without Cause or a resignation by Mr. Di Bartolo for Good Reason, all as defined and set forth in detail in the employment agreement. The employment agreement includes standard restrictive covenants, including non-disclosure, non-competition and non-solicitation, and terms and conditions customarily found in similar agreements. Mr. Di Bartolo has also entered into an indemnification agreement on the same terms as the Company’s other senior executives.

As previously disclosed, the Company has a financing arrangement with Endurance Financial LLC (“Endurance”), an entity of which the Company’s Executive Chairman and a director are one-third members, and Endurance Opportunities I LLC (“Endurance Opportunities”). Endurance is the manager of Endurance Opportunities. Mr. Di Bartolo is a one-third member of Endurance. The information required by Item 404(a) of Regulation S-K is disclosed under Item 13: “Certain Relationships and Related Transactions, and Director Independence” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 31, 2026 (the “Form 10-K”), and such information is incorporated herein by reference.

In connection with this transition, Sean Arnette was released from his position as Chief Financial Officer effective as of April 2, 2026. Mr. Arnette is entitled to certain payments consistent with termination without cause pursuant to the terms of his executive employment agreement.

On April 1, 2026, the Company issued a press release regarding the Chief Financial Officer transition, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Annual Incentive Award Program

Effective as of the date of filing of the Form 10-K, the Compensation Committee initiated an annual incentive award program for certain of the Company’s executive officers and employees. Under the program, these individuals will be eligible to receive an award consisting of performance-based restricted stock units under the Plan (“PSUs”) and cash if performance criteria are achieved over a one-year performance period. If earned, the PSUs will cliff vest after three years, subject to the participant’s continued employment. For the year ending December 31, 2026, the performance period is aligned with the fiscal year and achievement is based on whether the Company achieves threshold, target, or maximum levels of performance for gross revenue, EBITDA, contracted units, and google review metrics. The potential payouts under the program are based on a percentage of the employee’s base salary. For 2026, the program payouts will be 75% in PSUs and 25% in cash, unless the participant elects to receive the award 100% in PSUs. Each of Barry Rubens and Taylor Jones is entitled to receive up to 50% of his base salary as an award under this program if the Company achieves maximum performance for 2026. The number of shares of common stock underlying the PSUs for 2026 will be determined using the closing price of the common stock on the second business day after the filing of the Form 10-K and will be documented using the Form of Performance Stock Unit Award Agreement under the Plan, a copy of which was filed as Exhibit 10.8 to the Form 10-K.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	Press release regarding CFO transition.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELAUWIT CONNECTION, INC.

Date: March 31, 2026	/s/ Barry Rubens
	Name:	Barry Rubens
	Title:	Chief Executive Officer